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Krista Sohm
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Meritor Reports Fourth-Quarter and Fiscal Year 2019 Results

TROY, Mich. (Nov. 13, 2019) - Meritor, Inc. (NYSE: MTOR) today reported financial results for its fourth quarter and full fiscal year ending Sept. 30, 2019.

Fourth-Quarter Highlights

•	Sales were $1,028 million

•	Net income attributable to Meritor was $43 million and net income from continuing operations attributable to Meritor was $42 million

•	Diluted earnings per share from continuing operations was $0.50

•	Adjusted income from continuing operations attributable to Meritor was $70 million, or $0.83 of adjusted diluted earnings per share

•	Adjusted EBITDA was $116 million

•	Adjusted EBITDA margin was 11.3 percent

Fourth-Quarter Results
For the fourth quarter of fiscal year 2019, Meritor posted sales of $1,028 million, down $52 million or approximately 5 percent, from the same period last year. This decrease in sales was driven primarily by lower production in India, Europe and China, partially offset by revenues from AxleTech, which was acquired in July 2019.

Net income attributable to Meritor was $43 million or $0.51 per diluted share, compared to net income attributable to Meritor of $32 million or $0.36 per diluted share in the prior year. Net income from continuing operations attributable to the company was $42 million or $0.50 per diluted share, compared to $32 million or $0.36 per diluted share, in the prior year. The increase in net income was primarily attributable to lower provision for income taxes.
Adjusted income from continuing operations attributable to the company in the fourth quarter was $70 million, or $0.83 of adjusted diluted earnings per share, compared with $73 million, or $0.82 of adjusted diluted earnings per share, in the prior year.
Adjusted EBITDA was $116 million, compared to $118 million in the fourth quarter of fiscal year 2018. Adjusted EBITDA margin for the fourth quarter of fiscal year 2019 was 11.3 percent, compared with 10.9 percent in the same period last year. The increase in adjusted EBITDA margin was primarily driven by lower net steel, premium and freight costs, pricing initiatives and material performance that more than offset the conversion impact from lower revenue in the quarter.
Cash flow provided by operating activities in the fourth quarter of fiscal year 2019 was $62 million, compared to $60 million in the same period last year. Lower working capital investments was mostly offset by the $48 million contribution of cash and repayment of a loan to fund the Maremont 524(g) Trust following the confirmation of the bankruptcy filing. Free cash flow for the fourth quarter of fiscal year 2019 was $22 million, compared to free cash flow of $8 million in the same period last year. The increase in free cash flow was driven by lower capital expenditures as compared to the same period last year.

Fourth-Quarter Segment Results
Commercial Truck sales were $728 million in the fourth quarter of fiscal year 2019, down 11 percent compared to the fourth quarter of fiscal year 2018. The decrease in sales was driven primarily by lower production in India, Europe and China.
Commercial Truck segment adjusted EBITDA was $69 million in the fourth quarter of fiscal year 2019, down $5 million from the prior fiscal year. Segment adjusted EBITDA margin increased to 9.5 percent from 9.1 percent in the same period in the prior fiscal year. The increase in segment adjusted EBITDA margin was driven primarily by lower net steel, premium and freight costs and material performance which more than offset the conversion impact from lower revenue.
Aftermarket, Industrial and Trailer sales were $341 million in the fourth quarter of fiscal year 2019, up 11 percent compared to the fourth quarter of fiscal year 2018. The increase in sales was primarily attributable to revenue from the acquisition of AxleTech.

Segment adjusted EBITDA for Aftermarket, Industrial and Trailer was $44 million in the fourth quarter of fiscal year 2019, up $2 million from the same period in the prior year. Segment adjusted EBITDA margin decreased to 12.9 percent compared to 13.7 percent in the fourth quarter of fiscal year 2018. Segment adjusted EBITDA margin was down primarily due to the acquisition of AxleTech which was decretive to margins as certain targeted synergies, primarily from the elimination of cost overlap, have not yet been fully realized.

Fiscal Year 2019 Results
For fiscal year 2019, Meritor posted sales of $4.4 billion, up $210 million or approximately 5 percent from the prior year, driven by higher truck production, primarily in North America, and increased Aftermarket and Industrial volumes across North America partially offset by the strengthening of the U.S. dollar against most currencies. Sales were also favorably impacted by revenue outperformance.
Net income attributable to Meritor was $291 million, or $3.37 per diluted share (net income of $290 million or $3.36 per diluted share from continuing operations), compared to $117 million or $1.28 per diluted share (net income of $120 million or $1.31 per diluted share from continuing operations), in the same period last year.
The increase in net income attributable to Meritor was the result of $89 million of tax expense related to the enactment of the Tax Cuts and Jobs Act in fiscal year 2018, that did not repeat. In fiscal year 2019, the company recognized $31 million of income related to remeasuring the Maremont asbestos liability. Adjusted income from continuing operations in fiscal year 2019 was $330 million, or $3.82 of adjusted diluted earnings per share, compared to $276 million, or $3.03 of adjusted diluted earnings per share, in the prior year.
Adjusted EBITDA was $520 million in fiscal year 2019, compared with $474 million in fiscal year 2018. Adjusted EBITDA margin was 11.9 percent in fiscal year 2019, up 60 basis points compared with the prior fiscal year. Higher adjusted EBITDA and adjusted EBITDA margin year over year were driven primarily by conversion on higher revenue and the impact of Aftermarket pricing actions implemented earlier this year, partially offset by higher material costs and the strengthening of the U.S. dollar against most currencies.
Cash flow from operating activities in the fiscal year was $256 million, compared to $251 million in fiscal year 2018. Free cash flow for the full fiscal year was $153 million, as compared to $147 million in fiscal year 2018. Higher earnings in fiscal year 2019 were offset by the $48 million contribution of cash and repayment of a loan to fund the Maremont 524(g) Trust following the confirmation of the bankruptcy filing.

Fiscal Year 2019 Highlights

Capital Return and New Share Repurchase Authorization
In fiscal year 2019, the company repurchased 5.3 million shares of common stock for $95 million, representing 62 percent of Meritor’s free cash flow for the period. Additionally, Meritor repurchased 3.2 million shares of common stock for $60 million to date in fiscal year 2020. Since the beginning of fiscal year 2019 to date, Meritor has repurchased a total of 8.5 million shares for $155 million. Meritor’s Board of Directors has also approved an increase to the equity share repurchase authorization from $250 million to $325 million, effective immediately.

Advanced Technology Accomplishments
Meritor achieved major milestones in fiscal year 2019 related to next-generation technologies engineered to fit multiple vehicle applications for customers’ needs now and in the future. Through new business awards with global manufacturers and continued evolution of its Blue Horizon™ powertrain solutions, the company continued to establish itself as a leader in transformative technologies for the commercial vehicle industry. Specific achievements included:

•	Twenty-two electrification programs for a total of 130 fully electric medium- and heavy-duty commercial trucks to be on the road through 2020

•
Completion of two multi-year projects for the development, testing and evaluation of advanced, zero-emission electric yard tractors and Class 8 trucks supported with grants from the California Energy Commission

•	A contract to supply all-electric drivetrain systems for 38 terminal tractors to be used at the Port of Long Beach and the Port of Oakland, California

•	An award to supply drivetrain components including front- and rear-drive steer axles, air disc brakes and an innovative right angle gear box for an electric urban bus developed by Alstom

•
Participation in VWCO’s (Volkswagen Caminhões e Ônibus) e-Consortium to collaborate in the development of electric commercial vehicles in Brazil, beginning with the planned launch of the OEM’s 11-ton e-Delivery truck

•	Expansion of its electric drivetrain solutions to include the 12Xe™ for Class 4-7 and the 17Xe™ for heavy-duty 4x2 and 6x2 trucks

M2019 Highlights
Meritor successfully completed its three-year M2019 plan by achieving financial metrics as follows:

•
With a target of 20 percent, the company achieved market outperformance of 16 percent or $604 million through diversified growth in the truck, off-highway, specialty and defense businesses as well as revenue from acquisitions

•	The company increased its adjusted diluted earnings per share by $2.23 against its $1.25 target for a 140-percent increase

•
Meritor achieved 1.6 times net debt to adjusted EBITDA compared to the objective of 1.5 times net debt to adjusted EBITDA. This does include the impact related to the AxleTech acquisition. Excluding this impact, the company would have achieved a 1.3 times net debt to adjusted EBITDA ratio. In addition, Meritor returned 56 percent of free cash flow to shareholders as compared to its target of returning 25 percent of its free cash flow

Outlook for Fiscal Year 2020
Meritor expects the following from continuing operations in fiscal year 2020:

•	Revenue to be in the range of $3.7 billion to $3.8 billion

•	Net income attributable to Meritor and net income from continuing operations attributable to Meritor to be in the range of $145 million to $155 million

•	Diluted earnings per share from continuing operations in the range of $1.95 to $2.05

•	Adjusted diluted earnings per share from continuing operations to be in the range of $2.75 to $2.85

•	Adjusted EBITDA margin to be in the range of 11.0 percent to 11.2 percent

•	Operating cash flow to be in the range of $280 million to $290 million

•	Free cash flow to be in the range of $165 million to $175 million
“Fiscal 2019 was a great year for Meritor,” said Jay Craig, CEO and president. “New business, strong operational execution and conversion on higher revenue drove excellent performance. We are pleased to have successfully completed our M2019 plan and we remain confident in our ability to drive even more shareholder value as we build on this momentum for M2022.”

Fourth-Quarter and Fiscal Year 2019 Conference Call

Meritor will host a conference call and webcast to discuss the company's fourth-quarter and full-year results for fiscal year 2019 on Wednesday, Nov. 13 at 9 a.m. ET.
To participate, call (844) 412-1003 (within the United States) or (216) 562-0450 (international) at least 10 minutes prior to the start of the call. Please reference conference ID: 8140606 when registering. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the Investors page on meritor.com.
A replay of the call will be available starting at 12 p.m. ET on Nov. 13, until 12 p.m. ET on Nov. 20 by calling (855) 859-2056 (within the United States) or (404) 537-3406 for international calls. Please refer to replay conference ID 8140606. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the Investors page.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 9,100 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "estimate," "should," "are likely to be," "will" and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reliance on major OEM customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on European markets or our European operations, or financing arrangements related thereto following the United Kingdom's decision to exit the European Union or, in the event one or more other countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, restrictive government actions regarding trade, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); risks related to our joint ventures; rising costs of pension benefits; the ability to achieve the expected benefits of strategic initiatives and restructuring actions; our ability to successfully integrate the products and technologies of Fabco Holdings, Inc., AA Gear Mfg., Inc. and AxleTech and future results of such acquisitions, including their generation of revenue and their being accretive; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle production in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development and launch of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any proceedings or related liabilities with respect to environmental, asbestos-related, or other matters; possible changes in accounting rules; and other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report or Form 10-K for the year ended September 30, 2018 and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we have provided information regarding non-GAAP financial measures. These non-GAAP financial measures include adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, free cash flow and net debt.
Adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are defined as reported income (loss) from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges, non-cash tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits, and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as adjusted EBITDA divided by consolidated sales from continuing operations. Segment adjusted EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense, asset impairment charges and other special items as determined by management. Segment adjusted EBITDA excludes unallocated legacy and corporate expense (income), net. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures. Net debt is defined as total debt less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are meaningful measures of performance to investors as they are commonly utilized to analyze financial performance in our industry, perform analytical comparisons, benchmark performance between periods and measure our performance against externally communicated targets.
Free cash flow is used by investors and management to analyze our ability to service and repay debt and return value directly to shareholders. Net debt over adjusted EBITDA is a specific financial measure in our current M2019 plan used to measure the company’s leverage in order to assist management in its assessment of appropriate allocation of capital.
Management uses the aforementioned non-GAAP financial measures for planning and forecasting purposes, and segment adjusted EBITDA is also used as the primary basis for the chief operating decision maker to evaluate the performance of each of our reportable segments.
Our Board of Directors uses adjusted EBITDA margin, free cash flow, adjusted diluted earnings (loss) per share from continuing operations and net debt over adjusted EBITDA as key metrics to determine management’s performance under our performance-based compensation plans.
Adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA and segment adjusted EBITDA margin should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our financial performance. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, this non-GAAP cash flow measure does not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses. Net debt should not be considered a substitute for total debt as reported on the balance sheet. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
# # #

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018 (1)	2019	2018 (1)
Sales	$1,028	$1,080	$4,388	$4,178
Cost of sales	(882)	(928)	(3,748)	(3,553)
GROSS MARGIN	146	152	640	625
Selling, general and administrative	(76)	(95)	(256)	(313)
Restructuring	(10)	—	(8)	(6)
Other operating expense, net	(10)	(2)	(13)	(14)
OPERATING INCOME	50	55	363	292
Other income, net	10	2	40	26
Equity in earnings of affiliates	7	7	31	27
Interest expense, net	(14)	(13)	(57)	(67)
INCOME BEFORE INCOME TAXES	53	51	377	278
Provision for income taxes	(13)	(18)	(82)	(149)
INCOME FROM CONTINUING OPERATIONS	40	33	295	129
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	1	—	1	(3)
NET INCOME	41	33	296	126
Less: Net loss (income) attributable to noncontrolling interests	2	(1)	(5)	(9)
NET INCOME ATTRIBUTABLE TO MERITOR, INC.	$43	$32	$291	$117

NET INCOME ATTRIBUTABLE TO MERITOR, INC.
Net income from continuing operations	$42	$32	$290	$120
Income (loss) from discontinued operations	1	—	1	(3)
Net income	$43	$32	$291	$117

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.50	$0.36	$3.36	$1.31
Discontinued operations	0.01	—	0.01	(0.03)
Diluted earnings per share	$0.51	$0.36	$3.37	$1.28

Diluted average common shares outstanding	84.1	89.0	86.3	91.2

(1) The prior period has been recast for ASU 2017-07, Compensation-Retirement Benefits (Topic 715).

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	September 30, 2019	September 30, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$108	$115
Receivables, trade and other, net	551	588
Inventories	526	477
Other current assets	31	46
TOTAL CURRENT ASSETS	1,216	1,226
NET PROPERTY	515	483
GOODWILL	478	421
OTHER ASSETS	606	596
TOTAL ASSETS	$2,815	$2,726
LIABILITIES, MEZZANINE EQUITY AND EQUITY
CURRENT LIABILITIES:
Short-term debt	$41	$94
Accounts and notes payable	610	700
Other current liabilities	285	290
TOTAL CURRENT LIABILITIES	936	1,084
LONG-TERM DEBT	902	730
RETIREMENT BENEFITS	336	262
OTHER LIABILITIES	226	332
TOTAL LIABILITIES	2,400	2,408
MEZZANINE EQUITY:
Convertible debt with cash settlement	—	1
EQUITY:
Common stock (September 30, 2019 and September 30, 2018, 104.1 and 102.2 shares issued and 81.4 and 84.9 shares outstanding, respectively)	104	102
Additional paid-in capital	803	787
Retained earnings	491	200
Treasury stock, at cost (September 30, 2019 and September 30, 2018, 22.7 and 17.3 shares, respectively)	(332)	(236)
Accumulated other comprehensive loss	(681)	(566)
Total equity attributable to Meritor, Inc.	385	287
Noncontrolling interests	30	30
TOTAL EQUITY	415	317
TOTAL LIABILITIES, MEZZANINE EQUITY AND EQUITY	$2,815	$2,726

MERITOR, INC.
ADJUSTED EBITDA AND SEGMENT ADJUSTED EBITDA-RECONCILIATION
Non-GAAP
AND
CONSOLIDATED BUSINESS SEGMENT SALES INFORMATION
(Unaudited)
(dollars in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018
Net income attributable to Meritor, Inc.	$43	$32	$291	$117
Loss (income) from discontinued operations, net of tax, attributable to Meritor, Inc.	(1)	—	(1)	3
Income from continuing operations, net of tax, attributable to Meritor, Inc.	$42	$32	$290	$120
Interest expense, net	14	13	57	67
Provision for income taxes	13	18	82	149
Depreciation and amortization	23	20	87	84
Noncontrolling interests	(2)	1	5	9
Loss on sale of receivables	1	2	6	5
Asset impairment charges	9	1	10	3
AxleTech transaction costs	6	—	6	—
Pension settlement loss	—	6	—	6
Asbestos related items	—	25	(31)	25
Restructuring	10	—	8	6
Adjusted EBITDA	$116	$118	$520	$474

Adjusted EBITDA margin (1)	11.3%	10.9%	11.9%	11.3%

Unallocated legacy and corporate expense, net (2)	(3)	(2)	(3)	13
Segment adjusted EBITDA	$113	$116	$517	$487

Commercial Truck (3)
Segment adjusted EBITDA	$69	$74	$327	$337
Segment adjusted EBITDA margin (4)	9.5%	9.1%	10.1%	10.6%

Aftermarket, Industrial and Trailer (3)
Segment adjusted EBITDA	$44	$42	$190	$150
Segment adjusted EBITDA margin (4)	12.9%	13.7%	14.5%	12.8%

Sales (3)
Commercial Truck	$728	$816	$3,252	$3,172
Aftermarket, Industrial and Trailer	341	307	1,313	1,176
Intersegment Sales	(41)	(43)	(177)	(170)
Total Sales	$1,028	$1,080	$4,388	$4,178
(1) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.
(2) Unallocated legacy and corporate expense (income), net represents items that are not directly related to the company's business segments. These items primarily include asbestos-related charges and settlements, pension and retiree medical costs associated with sold businesses, and other legacy costs for environmental and product liability.
(3) Amounts for the three and twelve months ended September 30, 2018 have been recast to reflect reportable segment changes.
(4) Segment adjusted EBITDA margin equals segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Twelve Months Ended September 30,
	2019	2018
OPERATING ACTIVITIES
Income from continuing operations	$295	$129
Adjustments to income from continuing operations to arrive at cash provided by operating activities:
Depreciation and amortization	87	84
Deferred income tax expense	41	74
Restructuring costs	8	6
Loss on debt extinguishment	—	8
Equity in earnings of affiliates	(31)	(27)
Asset impairment charges	10	3
Pension and retiree medical income	(37)	(31)
Pension settlement loss	—	6
Asbestos related liability remeasurement	(31)	—
Contribution to Maremont trust	(48)	—
Other adjustments to income from continuing operations	18	19
Dividends received from equity method investments	23	17
Pension and retiree medical contributions	(16)	(21)
Restructuring payments	(5)	(8)
Changes in off-balance sheet accounts receivable securitization and factoring programs	(18)	11
Changes in receivables, inventories and accounts payable	(14)	(113)
Changes in other current assets and liabilities	(3)	36
Changes in other assets and liabilities	(23)	59
Operating cash flows provided by continuing operations	256	252
Operating cash flows used for discontinued operations	—	(1)
CASH PROVIDED BY OPERATING ACTIVITIES	256	251
INVESTING ACTIVITIES
Capital expenditures	(103)	(104)
Proceeds from sale of equity method investment	—	250
Cash paid for business acquisitions, net of cash received	(168)	(35)
Cash paid for investment in Transportation Power, Inc.	(6)	(6)
Other investing activities	6	6
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	(271)	111
FINANCING ACTIVITIES
Securitization	(38)	(43)
Term loan borrowings	175	—
Redemption of notes	(24)	(181)
Deferred issuance costs	(4)	—
Other financing activities	(2)	(5)
Net change in debt	107	(229)
Repurchase of common stock	(96)	(100)
CASH USED FOR FINANCING ACTIVITIES	11	(329)
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(3)	(6)
CHANGE IN CASH AND CASH EQUIVALENTS	(7)	27
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	115	88
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$108	$115

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018	2015
Income from continuing operations attributable to Meritor, Inc.	$42	$32	$290	$120	$65
Adjustments:
Restructuring	10	—	8	6	16
Loss on debt extinguishment	—	—	—	8	24
Non-cash tax expense (1)	4	10	51	36	4
US. tax reform impacts (2)	6	12	(3)	89	—
Tax valuation allowance reversal, net and other (3)	(3)	(7)	(3)	(7)	(16)
Income tax expense (benefits) (4)	(4)	(6)	2	(10)	(10)
Pension settlement loss (5)	—	6	—	6	59
AxleTech transaction fees	6	—	6	—	—
Asbestos related items (6)	—	25	(31)	25	—
Goodwill impairment charge	—	—	—	—	15
Asset impairment charges, net of noncontrolling interests (7)	9	1	10	3	2
Adjusted income from continuing operations attributable to Meritor, Inc.	$70	$73	$330	$276	$159

Diluted earnings per share from continuing operations	$0.50	$0.36	$3.36	$1.31	$0.65
Impact of adjustments on diluted earnings per share	0.33	0.46	0.46	1.72	0.94
Adjusted diluted earnings per share from continuing operations	$0.83	$0.82	$3.82	$3.03	$1.59

Diluted average common shares outstanding	84.1	89.0	86.3	91.2	100.1
(1) Represents tax expense including the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits.
(2) The three months ended September 30, 2019 includes a one time net charge of $6 million recorded for an election made that will allow for future tax-free repatriation of cash to the United States. The twelve months ended September 30, 2019 includes a one time net charge of $9 million recorded for an election made that will allow for future tax-free repatriation of cash to the United States and $12 million of non-cash tax benefit related to the one time deemed repatriation of accumulated foreign earnings. The three months ended September 30, 2018 includes $14 million of non-cash tax expense related to the revaluation of our deferred tax assets and liabilities as a result of the U.S. tax reform, $8 million of non-cash tax benefit related to the one time deemed repatriation of accumulated foreign earnings and $6 million of non-cash tax expense related to other adjustments. The twelve months ended September 30, 2018 includes $57 million of non-cash tax expense related to the revaluation of our deferred tax assets and liabilities as a result of the U.S. tax reform and $26 million of non-cash tax expense related to the one time deemed repatriation of accumulated foreign earnings and $6 million of non-cash tax expense related to other adjustments.
(3) The three and twelve months ended September 30, 2019 includes a $3 million decrease in valuation allowances for certain U.S. state jurisdictions. The three and twelve months ended September 30, 2018 includes a $9 million reversal of a Brazil valuation allowance, partially offset by a $2 million increase in valuation allowances for certain U.S. state jurisdictions.
(4) The three months ended September 30, 2019 includes $2 million of income tax benefits related to restructuring and $2 million related to asset impairment. The twelve months ended September 30, 2019 includes $2 million of income tax benefits related to restructuring, $2 million of income tax benefits related to asset impairment and $6 million of income tax expense related to asbestos related items. The three months ended September 30, 2018 includes $6 million of income tax benefit related to asbestos related items. The twelve months ended September 30, 2018 includes $2 million of income tax benefits related to the loss on debt extinguishment, $6 million of asbestos related items, $1 million restructuring and $1 million of asset impairment.
(5) The three and twelve months ended September 30, 2018 includes $6 million related to the U.K. pension settlement loss.
(6) The twelve months ended September 30, 2019 includes $31 million related to the remeasurement of the Maremont net asbestos liability based on the Maremont prepackaged plan of reorganization. The three and twelve months ended September 30, 2018 includes $25 million related to the change in estimate resulting from the change in estimated forecast horizon and the 2018 asbestos insurance settlement.

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Three Months Ended September 30,
	2019	2018
Cash provided by operating activities	$62	$60
Capital expenditures	(40)	(52)
Free cash flow	$22	$8

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Twelve Months Ended September 30,
	2019	2018	2017	2016
Cash provided by operating activities	$256	$251	$176	$204
Capital expenditures	(103)	(104)	(95)	(93)
Free cash flow (1)	$153	$147	$81	$111

(1) The twelve months ended September 30, 2019 includes a $48 million contribution of cash to fund the Maremont 524(g) Trust, as well as $2 million of Maremont cash

MERITOR, INC.
NET DEBT TO ADJUSTED EBITDA — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

Fiscal Year
2019 (1)
Net income attributable to Meritor, Inc.	$291
Income from discontinued operations, net of tax, attributable to Meritor, Inc.	(1)
Income from continuing operations, net of tax, attributable to Meritor, Inc.	$290
Interest expense, net	57
Provision for income taxes	82
Depreciation and amortization	87
Noncontrolling interests	5
Loss on sale of receivables	6
Asset impairment charges	10
AxleTech transaction costs	6
Pension settlement loss	—
Asbestos related items	(31)
Restructuring	8
Adjusted EBITDA	$520

Total Debt (Including AxleTech Financing)	$943
Less: Cash and Cash Equivalents	108
Net Debt	$835

Net Debt to adjusted EBITDA including AxleTech Financing (2)	1.6x

Total Debt (excluding AxleTech Financing)	$768
Less: Cash and Cash Equivalents	108
Net Debt	$660

Net Debt to adjusted EBITDA excluding AxleTech Financing (2)	1.3x
(1) As of September 30, 2019 and for the twelve months ended September 30, 2019
(2) Net Debt to Adjusted EBITDA Ratio: (Total debt - Cash and cash equivalents) / Adjusted EBITDA

MERITOR, INC.
OUTLOOK FOR FISCAL YEAR 2020— RECONCILIATIONS
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

Fiscal Year
2020 Outlook (1)(2)
Net income attributable to Meritor, Inc.	$145 - 155
Loss from Discontinued Operations, net of tax, attributable to Meritor, Inc.	—
Income from Continuing Operations, net of tax, attributable to Meritor, Inc.	$145 - 155
Interest expense, net	~65
Provision for income taxes	70 - 75
Depreciation and amortization	~100
Restructuring	~20
Other (asbestos related liability remeasurement, noncontrolling interests, loss on sale of receivables, etc.)	7 - 10
Adjusted EBITDA	$407 - 425

Sales	$3,700 - 3,800

Adjusted EBITDA margin (3)	11.0 - 11.2%

Diluted earnings per share from continuing operations	$1.95 - 2.05
Adjustments:
Restructuring costs	~0.30
Non-cash tax expense (4)	~0.50
Adjusted diluted earnings per share from continuing operations	$2.75 - 2.85

Diluted average common shares outstanding	~76

Cash flows provided by operating activities	$280 - 290
Capital expenditures	~(115)
Free cash flow	$165 - 175
(1) Amounts are approximate.
(2) Excludes proceeds from exercise of put option divesting MTOR stake in WABCO distribution agreement.
(3) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.
(4) Represents tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits.

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